EXHIBIT 99.01

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE
Robert De Ruiter Succeeds Robert Morris as
President of Ready Mix, Inc.
     LAS VEGAS, NEVADA, August 5, 2008 . . . READY MIX, INC. (RMI) (AMEX:RMX) announced today that Robert De Ruiter has been appointed president and a director of the Company, succeeding Robert R. Morris, who resigned from these positions effective immediately in preparation for his retirement on September 13, 2008.
     “Bob Morris was a founder of Ready Mix, Inc, and served as president since 1996. All of us at the Company want to thank Bob for his years of dedicated service, and we wish him the best in his retirement. The board of directors is confident that Bob De Ruiter, who joined Ready Mix, Inc. in March 2000 and served most recently as vice president, is prepared to meet the challenges of his expanded role with the company,” said Bradley Larson, Chief Executive Officer.
     Ready Mix, Inc. also announced the relocation of its corporate headquarters from Las Vegas, Nevada to Phoenix, Arizona. The Company does not anticipate any change in personnel as a result of the relocation of its corporate office.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates four ready-mix concrete plants in the metropolitan Phoenix, Arizona area, three plants in the metropolitan Las Vegas, Nevada area, and one plant in Moapa, Nevada. The Company also operates two sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2007, and other subsequent filings by the Company with the Securities and Exchange Commission.
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#4566
3430 East Flamingo  •  Suite 100  •  Las Vegas, Nevada 89121-5018  •  (702) 433-2090  •  Fax (702) 433 0189